Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-00000) and related Prospectus of Republic Services, Inc. for the registration of 21,558,088 shares of its common stock and to the incorporation by reference therein of our reports dated March 2, 2009 (except Note 1, Note 5 and Note 14, as to which the date is June 5, 2009), with respect to the consolidated financial statements and schedule of Republic Services, Inc. and the effectiveness of internal control over financial reporting of Republic Services, Inc. included in its Current Report (Form 8-K) for the year ended December 31, 2008, filed on June 5, 2009 with the Securities and Exchange Commission.
Phoenix, Arizona
June 5, 2009